PRICING SUPPLEMENT
Dated October 24, 2017
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016,
Index Supplement dated April 29, 2016
and Product Supplement
dated November 4, 2016)

UBS AG $2,000,000 Capped Buffer GEARS

Linked to the least performing index between the Russell 2000® Index and the S&P 500® Index due May 22, 2022

Investment Description

UBS AG Capped Buffer GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing index between the Russell 2000® Index and the S&P 500® Index (each, an “underlying asset”, together, the “underlying assets”). The amount you receive at maturity will be based on the underlying asset with the lowest underlying performance factor (the “least performing underlying factor”, and such underlying asset, the “least performing underlying asset”) and whether the final level of the least performing underlying asset is less than 88% of its initial level (its “downside threshold”). The “underlying performance factor” reflects the direction and percentage change in an underlying asset, equal to its final level divided by its initial level. The “final level” of each underlying asset will be the arithmetic average of its closing levels on each trading day during the “valuation period”, which is the period specified under “— Key Dates” below. If the final level of the least performing underlying asset is equal to or greater than 88% of the initial level, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the product of (i) the least performing underlying performance factor minus the adjustment factor of 0.88 multiplied by (ii) the upside gearing of 1.335 and (b) the maximum gain of 53.40%. If, however, the final level of the least performing underlying asset is less than its downside threshold of 88% of its initial level, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of 12% (the “buffer”) and, in extreme situations, you could lose 88% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 88% of your initial investment. You will be exposed to the market risk of each underlying asset and any decline in the level of one underlying asset from its initial level to its final level will negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
❑	Exposure to Performance of the Least Performing Underlying Asset up to the Maximum Gain: At maturity, if the final level of the least performing underlying asset is equal to or greater than its downside threshold of 88% of its initial level, the Securities provide exposure to any positive increase in excess of the downside threshold at the upside gearing of 1.335, up to the maximum gain of 53.40%.
❑	Contingent Repayment of Principal at Maturity with Potential for Buffered Downside Market Exposure: If the final level of the least performing underlying asset is less than its downside threshold of 88% of its initial level, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss equal to the percentage that its final level is less than its initial level in excess of the buffer of 12% and, in extreme situations, you could lose 88% of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	October 24, 2017
Settlement Date*	October 27, 2017
Valuation Period**	February 15, 2022 through Final Valuation Date
Final Valuation Date**	May 17, 2022
Maturity Date**	May 22, 2022

*	We expect to deliver the Securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to two business days before delivery of the Securities will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the GEARS Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to an investment in the least performing underlying asset subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-23 of the GEARS Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose up to 88% of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Capped Buffer GEARS linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity”. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity	Initial Level	Downside Threshold	Buffer	Upside Gearing	CUSIP	ISIN
Russell 2000® Index	RTY	53.40%	$15.34 per Security	1,500.420	1,320.370 which is 88% of the initial level	12%	1.335	90280X521	US90280X5216
S&P 500® Index	SPX			2,569.13	2,260.834, which is 88% of the initial level

The estimated initial value of the Securities as of the trade date is $9.61 for Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the GEARS Strategies product supplement relating to the Securities, dated November 4, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index	$2,000,000.00	$10.00	$30,000.00	$0.15	$1,970,000.00	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities), with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the GEARS Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GEARS Strategies product supplement dated November 4, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001629/ub35597340-424b2.htm
♦	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “GEARS Strategies product supplement” mean the UBS product supplement, dated November 4, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the GEARS Strategies product supplement, the index supplement or this document, the following hierarchy will govern: first, this document; second, the GEARS Strategies product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of 88% of your initial investment.
♦	You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you may lose up to 88% of your initial investment if the final level of the least performing underlying asset is less than its downside threshold (88% of its initial level).
♦	You believe that the final level of the least performing underlying asset will be greater than its downside threshold (88% of its initial level) and that the percentage of appreciation is unlikely to exceed the maximum gain of 53.40%.
♦	You understand and accept that your potential return is limited to the maximum gain of 53.40% and you are willing to invest in the Securities based on such maximum gain.
♦	You are willing to invest in the Securities based on the upside gearing of 1.335 and the downside threshold of 88%.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying asset, subject to the buffer.
♦	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of an investment with a return based on the final level of the least performing underlying asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying assets (the “underlying equity constituents”).
♦	You understand and are willing to accept the risks associated with each underlying asset.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of 88% of your initial investment.
♦	You require an investment designed to provide a full return of principal.
♦	You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you may lose up to 88% of your initial investment if the final level of the least performing underlying asset is less than its downside threshold (88% of its initial level).
♦	You cannot tolerate a loss of up to 88% of your initial investment and are unwilling to make an investment that may have downside market risk similar to an investment in the least performing underlying asset subject to the buffer.
♦	You believe that the level of at least one underlying asset will decline during the term of the Securities and that its final level is likely to be less than its downside threshold (88% of its initial level), or you believe the least performing underlying asset will appreciate over the term of the Securities by more than the maximum gain of 53.40%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain of 53.40%.
♦	You are unwilling to invest in the Securities based on the upside gearing of 1.335 and the downside threshold of 88%.
♦	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of an investment with a return based on the final level of the least performing underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying assets.
♦	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the GEARS Strategies product supplement for risks related to an investment in the Securities.

Final Terms
Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term	Approximately 55 months.
Underlying Assets	The Russell 2000® Index and the S&P 500® Index.
Maximum Gain & Maximum Payment at Maturity	The maximum gain is 53.40%, which results in a maximum payment at maturity, per Security, of $15.34.
Upside Gearing	1.335. References in the GEARS Strategies product supplement to the “maximum interval participation rate” will also apply to the upside gearing as defined herein.
Buffer	12%
Adjustment Factor	For each underlying asset, 0.88, which is equal to the quotient of its downside threshold divided by its corresponding initial level. References in the GEARS Strategies product supplement to the “interval adjustment factor” will also apply to the adjustment factor as defined herein.
Underlying Performance Factor	For each underlying asset, the quotient of the following formula: Final Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying performance factor as compared to the other underlying assets.
Least Performing Underlying Factor	The underlying performance factor of the least performing underlying asset.
Initial Level(1)	The closing level of each underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent.
Final Level(1)	For each underlying asset, the arithmetic average of the closing level on each trading day during the valuation period.
Payment at Maturity (per Security)

If the final level of the least performing underlying asset is equal to or greater than its downside threshold (88% of its initial level), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Least Performing Underlying Factor – Adjustment Factor of 0.88) x Upside Gearing of 1.335] and (b) Maximum Gain of 53.40%)

If the final level of the least performing underlying asset is less than its downside threshold (88% of its initial level), UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × (Least Performing Underlying Factor + Buffer of 12%)

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 12%. You may lose up to 88% of your principal amount.

Downside Threshold(1)	A specified level of each underlying asset that is less than its initial level, equal to 88% of its initial level, as determined by the calculation agent.
Valuation Period	Each trading day from and including February 15, 2022 through and including May 17, 2022, subject to postponement as described under “General Terms of Securities — Market Disruption Events” in the GEARS product supplement.
Final Valuation Date	May 17, 2022, subject to postponement as described under “General Terms of Securities — Market Disruption Events” in the GEARS product supplement.
(1)	Subject to adjustment by the calculation agent as described under “General Terms of the Securities — Discontinuance of or adjustments to an Underlying Index; Alteration of Method of Calculation” in the GEARS Strategies product supplement.

Investment Timeline

Trade Date	The initial levels are observed. The final terms of the Securities are set.
¯
Valuation Period	The closing level of each underlying asset is observed on each trading day during the valuation period. The final level of each underlying asset is calculated on the final valuation date.
¯
Maturity Date

If the final level of the least performing underlying asset is equal to or greater than its downside threshold (88% of its initial level), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Least Performing Underlying Factor – Adjustment Factor of 0.88) x Upside Gearing of 1.335] and (b) Maximum Gain of 53.40%)

If the final level of the least performing underlying asset is less than its downside threshold (88% of its initial level), UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × (Least Performing Underlying Factor + Buffer of 12%)

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 12%. You may lose up to 88% of your principal amount.

Investing in the Securities involves significant risks. You may lose up to 88% of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the GEARS Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the final level of the least performing underlying asset is less than its downside threshold (88% of its initial level), you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 12% and, in extreme situations, you could lose 88% of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset is equal to or greater than its downside threshold (each equal to 88% of its initial level).
♦	The participation in the performance of the least performing underlying asset applies only at maturity — At maturity, if the final level of the least performing underlying asset is equal to or greater than its downside threshold of 88% of its initial level, the Securities provide exposure to any final level of the least performing underlying asset at the upside gearing of 1.335, capped by the maximum gain of 53.40%. You can receive the full benefit of such participation in the performance of the least performing underlying asset from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited by the maximum gain of 53.40% — The return potential of the Securities is limited to the maximum gain of 53.40%. Therefore, you will not benefit from any performance of the least performing underlying asset that provides a percentage return on your initial investment exceeding the maximum gain of 53.40%, and your return may be less than a direct investment in the least performing underlying asset, and will also likely be worth less than a direct investment in the other underlying assets.
♦	The upside gearing of 1.335 applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing of 1.335, and the percentage return you realize may be less than the product of (a) (i) the underlying performance factor minus (ii) the adjustment factor, multiplied by (b) the upside gearing of 1.335, even if such return is positive and does not exceed the maximum gain of 53.40%. You can receive the full benefit of the upside gearing, subject to the maximum gain of 53.40%, only if you hold your Securities to maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of an underlying asset. The greater the expected volatility of an underlying asset as of the trade date, the greater the expectation is as of that date that the final level of that underlying asset could be less than its downside threshold (88% of its initial level) and, as a consequence, indicates an increased risk of loss. However, an underlying asset's volatility can change significantly over the term of the Securities and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of each underlying asset and the potential to lose up to 88% of your initial investment.
♦	You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you may receive a negative return equal to the least performing underlying factor, subject to the buffer of 12%, if the final level of one underlying asset is less than its downside threshold (88% of its initial level), even if each other underlying asset has appreciated or has not declined by as much. Accordingly, your investment is subject to the market risk of each underlying asset.
♦

Because the Securities are linked to the performance of the least performing underlying asset, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one underlying asset — The risk that you will suffer a loss, and possibly a significant loss, on your investment if you invest in the Securities is greater than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With two or more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold (88% of its initial level) than if the Securities were linked to only one underlying asset. Therefore, it is more likely that you will suffer a loss, and possibly a significant loss, on your initial investment.

In addition, the lower the correlation is between the performances of a pair of underlying assets, the more likely it is that the final level of one of the underlying assets will be less than its downside threshold (88% of its initial level). Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the upside gearing, maximum gain, maximum payment at maturity, downside thresholds and buffer, are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. Therefore, it is more likely that you will lose some of your initial investment at maturity and, in extreme situations, you could lose 88% of your initial investment.

♦	Payment at maturity based on averaging over the valuation period — Because your payment at maturity is based on the final level of the least performing underlying asset, which is the arithmetic average of the closing levels of that underlying asset on each trading day during the valuation period, your return on the Securities may be lower than the percentage decline in the level of the least performing underlying asset from the trade date to the final valuation date, and could be negative even if the least performing underlying asset remained flat or appreciated over the term of the Securities.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of each underlying asset and indirectly linked to the value of the underlying equity constituents and will depend on whether, and the extent to which, the final level of the least performing underlying asset is equal to, greater than or less than its downside threshold (88% of its initial level). The level of each underlying asset can rise or fall sharply due to factors specific to that underlying asset or its underlying equity constituents and their issuers (the “underlying equity issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels of the underlying assets, the volatility of the underlying assets, the correlation among the underlying assets, the dividend rates paid on the underlying equity constituents, as applicable, prevailing interest rates, the term of the Securities, the composition of the underlying assets and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the underlying assets and the underlying equity constituents; the volatility of the underlying assets and the underlying equity constituents; the correlation among the underlying assets; the dividend rates paid on the underlying equity constituents, as applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the underlying equity constituents or the same as taking a short position directly in the underlying assets or the underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity constituents. The Securities are linked to more than one underlying asset and the return you receive is based on the least performing underlying asset, whereas with a direct investment in the underlying equity constituents, poor performance in one or more underlying equity constituent could be offset or mitigated by comparably better performance of the other underlying equity constituents. Further, you will not benefit from any underlying performance factor that, after subtracting the adjustment factor of 0.88 and then multiplying by the upside gearing of 1.335, exceeds the maximum gain of 53.40%. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have. Further, even if the final level of the least performing underlying asset is less than its initial level and equal to or greater than its downside threshold of 88% of its initial level, the return on the Securities will not reflect the return you would realize if you actually took a short position directly in its underlying equity constituents. For example, to maintain a short position in an underlying equity constituent, you would have to pay dividend payments (if any) to the entity that lends you the underlying equity constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of each underlying asset will rise or fall and there can be no assurance that the final level of the least performing underlying asset will be equal to or greater than its downside threshold (88% of its initial level). The final level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect its underlying equity constituents. You should be willing to accept the risks associated with the relevant markets tracked by each underlying asset in general and its underlying equity constituents in particular, and the risk of losing up to 88% of your initial investment.

♦	There are small-capitalization stock risks associated with the Russell 2000® Index — The Securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying asset may be more volatile than an index in which a greater percentage of the underlying equity constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The underlying assets reflect price return, not total return — The underlying assets reflect only the changes in the market prices of its respective underlying equity constituents. The Securities are not, however, linked to a "total return" index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its respective underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.

♦	Changes affecting the underlying assets could have an adverse effect on the value of the Securities — The policies of the sponsors of the underlying assets, each as specified under “Information About the Underlying Assets” (together, the “index sponsors”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the levels of the underlying assets. The policies of the index sponsors with respect to the calculation of the underlying assets could also adversely affect the levels of the underlying assets. The index sponsors may discontinue or suspend calculation or dissemination of the underlying assets. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Securities offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Potential UBS impact on an underlying asset or any underlying equity constituent — Trading or transactions by UBS or its affiliates in an underlying asset or any underlying equity constituent, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of that underlying asset or any underlying equity constituent may adversely affect the price(s) or level(s) of that underlying asset on any trading day during the valuation period and, therefore, the market value of the Securities and the payment at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any issuer of an underlying equity constituent (an “underlying equity issuer”), which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level(s) and/or downside threshold(s) on the trade date and the final level(s) on the final valuation date, if a market disruption event affecting an underlying asset occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing, maximum gain, maximum payment at maturity, buffer and downside thresholds, and such terms include underwriting discounts, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 55 months
Buffer:	12%
Maximum Gain:	53.40%
Adjustment Factor:	0.88
Upside Gearing:	1.335
Initial Level:
Underlying Asset A:	1,500
Underlying Asset B:	2,500
Downside Threshold:
Underlying Asset A:	1,320 (88% of the Initial Level)
Underlying Asset B:	2,200 (88% of the Initial Level)
Range of Underlying Return:	-100% to 50%

Example 1: Underlying Asset B is the least performing underlying asset and its final level is 2,750, an increase of 10% from its initial level of 2,500.

Because the final level of the least performing underlying asset is equal to or greater than its downside threshold (88% of its initial level), the payment at maturity per Security will be calculated as follows:

$10 x (1 + the lesser of (a) [(Least Performing Underlying Factor – Adjustment Factor) x Upside Gearing] and (b) Maximum Gain)

= $10 × (1 + the lesser of (a) [(1.10 – 0.88) x 1.335] and (b) 53.40%)
= $10 x (1 + 0.2937)
= $12.937 per Security (a 29.37% total return).

Example 2: Underlying Asset A is the least performing underlying asset and its final level is 2,250, an increase of 50% from its initial level of 1,500.

Because the product of (i) the least performing underlying factor minus the adjustment factor and (ii) upside gearing is greater than the maximum gain, the payment at maturity will limited to the maximum payment at maturity, calculated as follows:

$10 x (1 + the lesser of (a) [(Least Performing Underlying Factor – Adjustment Factor) x Upside Gearing] and (b) Maximum Gain)

$10 × (1 + the lesser of (a) [(1.50 – .88) x 1.335] and (b) 53.40%)
= $10 x 1.5340
= $15.34 per Security (a 53.40% total return).

Example 3: Underlying Asset A is the least performing underlying asset and its final level is 600, a decrease of 60% from its initial level of 1,500.

Because the final level of the least performing underlying asset is less than its downside threshold of 88% of its initial level, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$10 × (Least Performing Underlying Factor + Buffer).
= $10 × (0.40 + 12%)

= $10 × 0.52
= $5.20 per Security (a 48.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 12%.

Least Performing Underlying Asset*		Payment and Return at Maturity
Final Level	Underlying Asset Change (as a % of initial level)	Payment at Maturity	Security Total Return at Maturity
2,100	40.00%	$15.34	53.40%
1,950	30.00%	$15.34	53.40%
1,920	28.00%	$15.34	53.40%
1,875	25.00%	$14.94	49.40%
1,800	20.00%	$14.27	42.72%
1,725	15.00%	$13.60	36.05%
1,650	10.00%	$12.94	29.37%
1,500	0.00%	$11.60	16.02%
1,425	-5.00%	$10.93	9.35%
1,350	-10.00%	$10.27	2.67%
1,320	-12.00%	$10.00	0.00%
1,275	-15.00%	$9.70	-3.00%
1,200	-20.00%	$9.20	-8.00%
1,125	-25.00%	$8.70	-13.00%
900	-40.00%	$7.20	-28.00%
750	-50.00%	$6.20	-38.00%
600	-60.00%	$5.20	-48.00%
300	-80.00%	$3.20	-68.00%
150	-90.00%	$2.20	-78.00%
0	-100.00%	$1.20	-88.00%

* Assumes Underlying Asset A is the Least Performing Underlying Asset

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Information About the Underlying Assets

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000® Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on October 24, 2017 was 1,500.420. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/3/2016	12/30/2016	1,388.073	1,156.885	1,357.130
1/3/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/3/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/3/2017	9/29/2017	1,490.861	1,356.905	1,490.861
10/2/2017	10/24/2017*	1,512.088	1,497.942	1,500.420
*	The above table includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

The graph below illustrates the performance of the Russell 2000® Index from January 3, 2007 through October 24, 2017, based on information from Bloomberg. The dotted line represents the downside threshold of 1,320.370, which is equal to 88.00% of the initial level. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

1600
1400
1200
1000
800
600
400
200
0
Downside Threshold (88.00% of the Initial Level)
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

S&P 500® Index

We have derived all information contained in this document regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 29, 2017, eleven main groups of companies comprise the S&P 500® Index, with the following percentage weight of each group in the index as a whole as of September 29, 2017: Information Technology (23.2%), Financials (14.6%), Health Care (14.5%), Consumer Discretionary (11.8%), Industrials (10.2%), Consumer Staples (8.2%), Energy (6.1%), Utilities (3.1%), Real Estate (3.0%), Materials (3.0%) and Telecommunication Services (2.2%). Effective March 10, 2017, company additions to the underlying asset should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on October 24, 2017 was 2,569.13. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/3/2016	12/30/2016	2,271.72	2,085.18	2,238.83
1/3/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/3/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/3/2017	9/29/2017	2,519.36	2,409.75	2,519.36
10/2/2017	10/24/2017*	2,575.21	2,529.12	2,569.13
*	The above table includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2007 through October 24, 2017, based on information from Bloomberg. The dotted line represents the downside threshold of 2,260.83, which is equal to 88.00% of the initial level. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

3000
2500
2000
1500
1000
500
0
Downside Threshold (88.00% of the Initial Level)
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the Russell 2000® Index and the S&P 500® Index from January 3, 2007 through October 24, 2017. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 3, 2007 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 3, 2007 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using UBS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold is generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks —Greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “—Because the Securities are linked to the performance of the least performing underlying asset, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one underlying asset” hereof.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the underlying assets. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities, which should be long-term capital gain or loss if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the GEARS Strategies product supplement. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of an underlying asset. There may be also a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying assets.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, discussed below, gain from the sale, exchange, redemption or maturity of a Security generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If any underlying equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or maturity of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an underlying equity issuer as a USRPHC and the Securities as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument”

that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Securities are not “delta-one” with respect to any underlying asset or any U.S. underlying equity constituent, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying assets, the underlying equity constituents or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying assets, the underlying equity constituents or the Securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying assets, the underlying equity constituents or the Securities should consult its tax advisor regarding the application of Section 871(m) of the Code to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (and/or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.